EXHIBIT 99.1
For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

ENTERPRISE FINANCIAL REPORTS FIRST QUARTER 2015 RESULTS

Reported Highlights

•	Net income of $0.46 per diluted share, up more than 50% over the linked fourth quarter and the prior year period

•	Nonperforming assets decrease 33% from one year ago to 0.52% of total assets

Core Highlights1

•	Core net income of $0.35 per diluted share, up 6% over the linked fourth quarter, and 25% over the prior year first quarter

•	Core revenue increased 5% from the prior year period

•	Core efficiency ratio improved to 61%

St. Louis, April 23, 2015. Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company”) reported net income of $9.3 million for the quarter ended March 31, 2015, an increase of $3.4 million, or 57%, as compared to the linked fourth quarter. Net income per diluted share was $0.46 for the quarter ended March 31, 2015, an increase of 53% compared to $0.30 per diluted share for the linked fourth quarter. First quarter 2015 net income was 60% higher than the $5.8 million reported in the prior year period, and diluted earnings per share were 53% higher than the $0.30 reported a year ago. The increase in net income was primarily due to a decrease in noninterest expenses from improved expense control initiatives, and reversal of provision for loan losses of our purchase credit impaired ("PCI") loans due to higher expected cash flows.

On a core basis1, the Company reported net income of $7.1 million, or $0.35 per diluted share, for the quarter ended March 31, 2015, compared to $6.7 million, or $0.33 per diluted share, in the linked fourth quarter.  The increase was due to lower provision for loan losses and reduced noninterest expenses. First quarter 2015 core net income increased 27% from $5.6 million for the prior year period, and diluted core earnings per share grew 25% from $0.28 for the prior year period. The increase was primarily due to increases in earning asset balances driving growth in core net interest income combined with a reduction in noninterest expenses.

Peter Benoist, President and CEO, commented, “First quarter reported earnings represented sizeable increases over the linked quarter and prior year period, largely as a result of revenue growth combined with lower operating costs. Importantly, Enterprise’s core earnings continued to climb in the quarter. Core earnings per share increased 25% year over year, driven by core revenue growth of 5% and continued strong expense management.”
“Our core net interest margin remained firm in the first quarter,” noted Benoist, “reflecting our focus on disciplined pricing on both sides of the balance sheet. Additionally, asset quality continued to improve over already strong levels. Nonperforming assets fell to 52 basis points of total assets and our reserve coverage of nonperforming loans grew to 200%.”
Benoist added, “Loans outstanding were relatively flat in the first quarter, after a 24% annualized increase last quarter. However, loan originations and advances remained strong - and pipelines are solid. We continue to expect loan growth at or above 10% for the full year.”

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Net Interest Income

Net interest income in the first quarter decreased $1.8 million from the linked fourth quarter and $1.3 million from the prior year period due to lower balances of PCI loans, lower accelerated cash flows on PCI loans, and lower interest rates on newly originated loans. These items were partially offset by lower interest expense primarily related to the payoff of higher cost debt in the prior year. The net interest margin on a fully tax equivalent basis was 3.92% for the first quarter, compared to 4.13% in the linked fourth quarter, and 4.39% in the first quarter of 2014.

In the first quarter of 2015, the yield on PCI loans was 20.85%, as compared to 26.47% in the linked quarter and 26.09% in the prior year period.

The cost of interest-bearing deposits declined 2 basis points to 0.54% in the first quarter of 2015 from the linked fourth quarter and was 4 basis points lower than the first quarter of 2014, primarily from lower rates on time deposit balances. The cost of interest-bearing liabilities declined 7 basis points in the linked quarter to 0.56% and 12 basis points from the first quarter of 2014. The improvement was primarily due to the prepayment of $50 million of FHLB borrowings in December 2014 and the aforementioned improvement in deposit costs.

Core net interest margin1, defined as the net interest margin (fully tax equivalent), including contractual interest on PCI loans but excluding the incremental accretion on these loans, was as follows:

	For the Quarter ended
($ in thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Core net interest margin[1]	3.46%	3.45%	3.41%	3.41%	3.44%
Core net interest income[1]	25,587	25,667	24,865	24,204	23,702

Core net interest income1 increased 8% compared to the prior year period due to strong portfolio loan growth in 2014 and managed decreases in the cost of interest-bearing liabilities as discussed above. Core net interest income remained stable at $25.6 million when compared to the linked fourth quarter despite two fewer days in the first quarter. Core net interest margin increased 1 basis point when compared to the linked quarter, primarily due to the effect of the FHLB debt prepayment in December 2014 and higher fees on loans, offset by lower contractual interest on PCI loans as the balances decline.

Core net interest margin1 increased 2 basis points from the prior year quarter primarily due to the managed reductions in funding costs combined with an improved earning asset mix. These factors mitigated continued pressure on portfolio loan yields and reductions in PCI loan balances, as those balances continue to run-off. Pressure on loan yields and continued reductions in PCI loan balances could lead to a further decline in core net interest margin in 2015.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Portfolio loans

Portfolio loans remained stable at $2.4 billion at March 31, 2015, increasing $1.6 million, when compared to the linked quarter. On a year over year basis, portfolio loans increased $262 million, or 12%. Strong fourth quarter growth combined with the timing of payoffs early in the first quarter of 2015 resulted in stable loan balances during the period. However, growth has been strong overall as average loans increased 10% on an annualized basis compared to the linked fourth quarter, and we continue to expect loan growth at or above 10% for 2015.

Commercial and industrial ("C&I") loans decreased $5.2 million during the first quarter of 2015 compared to the linked fourth quarter of 2014. C&I loans represented 52% of the Company's loan portfolio at March 31, 2015, consistent with December 31, 2014. C&I loans grew $205 million, or 19%, since March 31, 2014. During the 12 months ended March 31, 2015, the Company also grew loans in the Construction real estate, Residential real estate, and Consumer and other categories, with a modest $2.6 million decline in Commercial real estate.

The Company continues to focus on originating high-quality C&I relationships as they typically have variable interest rates and allow for cross selling opportunities involving other banking products. Our specialized market segments, particularly life insurance premium finance, and enterprise value lending have contributed to the growth in the C&I category. C&I loan growth also supports our efforts to maintain the Company's asset sensitive interest rate risk position. At March 31, 2015, 63% of our portfolio loans had variable interest rates.

Purchase credit impaired ("PCI") loans and other real estate covered under FDIC loss share agreements

PCI loans totaled $95 million at March 31, 2015, a decrease of $4.3 million, or 4%, from the linked fourth quarter, and $33.9 million, or 26%, from the prior year, primarily as a result of principal paydowns and accelerated loan payoffs.

Other real estate covered under FDIC loss share agreements at March 31, 2015 was $3.6 million, a 40% decrease from $5.9 million at December 31, 2014. During the first quarter of 2015, the Company sold $2.6 million of other real estate, resulting in a negligible net loss.
The Company remeasures contractual and expected cash flows on PCI loans on a periodic basis. When the remeasurement process results in a decrease in expected cash flows due to an increase in expected credit losses, impairment is recorded through the provision for loan losses. Similarly, when expected credit losses decrease in the remeasurement process, prior recorded impairment is reversed before the yield is increased prospectively. Concurrently, the FDIC loss share receivable is adjusted to reflect anticipated future cash to be received from the FDIC. In the first quarter of 2015, reversal of provision for loan losses of $3.3 million was recorded for certain loan pools. The provision benefit was partially offset through noninterest income by a decrease in the FDIC loss share receivable.

Actual cash collections in excess of expected cash flows that represent accelerated loan payoffs result in the recognition of income, but also generally result in a decrease in the FDIC loss share receivable. These cash flows are, by their nature, unpredictable and can vary significantly period to period. Actual cash collections in excess of expected cash flows from loan payoffs and real estate sales in the first quarter resulted in accelerated discount income of $1.9 million, which was partially offset by a decrease in the FDIC loss share receivable.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

The following table illustrates the financial contribution of PCI loans and other real estate covered under FDIC loss share agreements for the most recent five quarters:

	For the Quarter ended
(in thousands) income/(expense)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Contractual interest income	$1,539	$1,840	$1,701	$1,878	$1,988
Accelerated cash flows and other incremental accretion	3,458	5,149	2,579	4,538	6,664
Estimated funding cost	(317)	(326)	(314)	(349)	(415)
Total net interest income	4,680	6,663	3,966	6,067	8,237
Provision reversal/(Provision) for loan losses	3,270	(126)	1,877	470	(3,304)
Gain/(loss) on sale of other real estate	(15)	195	(45)	164	131
Change in FDIC loss share receivable	(2,264)	(1,781)	(2,374)	(2,742)	(2,410)
Change in FDIC clawback liability	(412)	(141)	(1,028)	(143)	111
Other expenses	(471)	(541)	(731)	(832)	(823)
PCI assets income before income tax expense	$4,788	$4,269	$1,665	$2,984	$1,942

At March 31, 2015, the remaining accretable yield on the portfolio was estimated to be $33 million and the non-accretable difference was approximately $38 million. Absent cash flow accelerations or pool impairment, the Company currently estimates average PCI loan balances to be approximately $80 million and income before tax expense on PCI assets will be approximately $8 million to $10 million in 2015 inclusive of first quarter 2015.

Asset quality for portfolio loans and other real estate

Nonperforming loans were 0.62% of portfolio loans at March 31, 2015, versus 0.91% of portfolio loans at December 31, 2014, and 0.71% at March 31, 2014. The Company's allowance for loan losses was 1.24% of loans at March 31, 2015, representing 200% of nonperforming loans, as compared to 1.24% at December 31, 2014, representing 136% of nonperforming loans, and 1.28% at March 31, 2014, representing 180% of nonperforming loans.

Nonperforming loans decreased 32% to $15.1 million at March 31, 2015, from $22.2 million at December 31, 2014, and decreased 2% from $15.5 million at March 31, 2014. During the quarter ended March 31, 2015, there were $2.6 million of charge-offs, $13.9 million of other principal reductions, $0.5 million of assets transferred to other real estate, and $9.8 million of additions to nonperforming loans. The additions to nonperforming loans consisted of primarily five unrelated accounts.

Other real estate totaled $2.0 million at March 31, 2015, an increase of $0.1 million from December 31, 2014. At March 31, 2014, other real estate totaled $10.0 million.

Nonperforming assets as a percentage of total assets decreased to 0.52% at March 31, 2015, compared to 0.74% at December 31, 2014 and 0.81% at March 31, 2014.

Net charge-offs in the first quarter of 2015 were $1.5 million, representing an annualized rate of 0.25% of average loans, compared to net charge-offs of $0.6 million in the linked fourth quarter. Net charge-offs were $0.4 million, an annualized rate of 0.08%, in the first quarter of 2014.

The resulting provision for loan losses was $1.6 million in the first quarter of 2015 compared to $2.0 million in the fourth quarter of 2014 and $1.0 million in the first quarter of 2014.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Deposits

Total deposits at March 31, 2015 were $2.7 billion, an increase of $183 million, or 7%, from December 31, 2014, and $223 million, or 9%, from March 31, 2014. The positive trends in deposits reflected seasonal growth as well as enhanced deposit gathering efforts in both commercial and business banking.

Noninterest-bearing deposits increased $38.1 million compared to December 31, 2014 and increased $68.3 million compared to the quarter ended March 31, 2014. The composition of Noninterest-bearing deposits remained stable at 25% of total deposits at March 31, 2015, from March 31, 2014. The total cost of deposits declined 4 basis points since March 31, 2014.

Noninterest income

First quarter 2015 deposit service charges were steady at $1.9 million compared to the linked quarter, and grew 7% compared to the prior year quarter. Additionally, Wealth management revenues were stable at $1.7 million compared to the linked fourth quarter and the prior year period.

Trust assets under management were $894 million at March 31, 2015, an increase of $29 million, or 14% on an annualized basis, when compared to the linked period ended December 31, 2014, and an increase of $13 million, or 2%, when compared to the prior year period. The increase in Trust assets under management as compared to the linked quarter was due to the addition of new clients during the quarter as well as general market appreciation.

Trust assets under administration were $1.5 billion at March 31, 2015, an increase of $38 million, or 11% on an annualized basis, when compared to the linked period ended December 31, 2014, and an increase of $35 million, or 2%, when compared to the prior year period ended March 31, 2014.

Gains from state tax credit brokerage activities, net of fair value market adjustments on tax credit assets and related interest rate hedges, were $0.7 million for the first quarter of 2015, compared to $1.4 million for the linked fourth quarter and $0.5 million in the first quarter of 2014. Sales of state tax credits can vary by quarter, but generally occur in the first and fourth quarters of the year depending on client demand and availability of the tax credits.

Noninterest Expenses

Noninterest expenses were $20.0 million for the quarter ended March 31, 2015, compared to $24.8 million for the quarter ended December 31, 2014 and $21.1 million for the quarter ended March 31, 2014. Core noninterest expenses1, which exclude certain non-comparable items and expenses directly related to PCI loans and assets covered under loss share agreements, decreased to $19.1 million for the quarter ended March 31, 2015, from $20.2 million for the linked quarter and $20.4 million for the prior year period.

The Company's Core efficiency ratio1 was 60.7% for the quarter ended March 31, 2015, compared to 62.8% for the linked quarter, and 68.2% for the prior year period, and reflects lower legal expenses on problem loans, overall expense management and revenue growth trends.

The Company anticipates total noninterest expenses to be between $19 million and $21 million per quarter for 2015.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Other Business Results

The Company adopted the Basel III regulatory capital framework beginning with the first quarter reporting. The total risk based capital ratio1 was 12.84% at March 31, 2015, compared to 13.40% at December 31, 2014, and 13.65% at March 31, 2014. The Company's Common equity tier 1 capital ratio1 was 9.74% at March 31, 2015, compared to 10.15% at December 31, 2014, and 10.22% at March 31, 2014. The tangible common equity ratio1 was 9.01% at March 31, 2015, versus 8.69% at December 31, 2014, and 8.25% at March 31, 2014. The total risk based capital and Common equity tier 1 ratios declined mainly due to the impact of the new regulatory guidelines under Basel III. The increase in the tangible common equity ratio as compared to the prior quarter was due to market gains in the investment portfolio and current year earnings. Capital ratios for the current quarter are based on the Company’s interpretations of the Basel III regulatory capital framework as applied to the Company’s current businesses and operations and are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review and implementation guidance. The attached tables contain a reconciliation of these ratios to U.S. GAAP financial measures.

The Company's effective tax rate was 35.0% for the quarter ended March 31, 2015 compared to 32.0% for the quarter ended December 31, 2014 and 34.0% for the prior year period.

Use of Non-GAAP Financial Measures1

The Company's accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as Core net income margin and other Core performance measures, tangible common equity ratio and Common equity tier 1 capital ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.
The Company considers its Core performance measures presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of PCI loans and related income and expenses, the impact of nonrecurring items, and the Company's operating performance on an ongoing basis. Core performance measures include contractual interest on PCI loans but exclude incremental accretion on these loans. Core performance measures also exclude the Change in FDIC receivable, Gain or loss of other real estate covered under FDIC loss share agreements and expenses directly related to the PCI loans and other assets covered under FDIC loss share agreements. Core performance measures also exclude certain other income and expense items the Company believes to be not indicative of or useful to measure the Company's operating performance on an ongoing basis. The attached tables contain a reconciliation of these Core performance measures to the GAAP measures. The Company believes that the tangible common equity and the Common equity tier 1 capital ratios provide useful information to investors about the Company's capital strength even though they are considered to be non-GAAP financial measures and are not part of the regulatory capital requirements to which the Company is subject.
The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company's performance and capital strength. The Company's management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company's operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the tables below, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

The Company will host a conference call and webcast at 2:30 p.m. Central time on Thursday, April 23, 2015. During the call, management will review the first quarter of 2015 results and related matters. The call and accompanying presentation will be accessible on Enterprise Financial Services Corp's home page, at www.enterprisebank.com under “Investor Relations” and the call at 1-888-397-5352 (Conference ID #3808966.) Recorded replays of the conference call will be available on the website beginning two hours after the call's completion. The replay will be available for approximately two weeks following the conference call.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, including but not limited to statements about the Company's plans, expectations and projections of future financial and operating results, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, our ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting regulation or standards applicable to banks, as well as other risk factors described in the Company's 2014 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended
(in thousands, except per share data)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
EARNINGS SUMMARY
Net interest income	$29,045	$30,816	$27,444	$28,742	$30,366
Provision for loan losses - portfolio loans	1,580	1,968	66	1,348	1,027
Provision (provision reversal) for loan losses - purchase credit impaired loans	(3,270)	126	(1,877)	(470)	3,304
Noninterest income	3,583	4,852	4,452	3,405	3,922
Noninterest expense	19,950	24,795	21,121	20,445	21,102
Income before income tax expense	14,368	8,779	12,586	10,824	8,855
Income tax expense	5,022	2,812	4,388	3,664	3,007
Net income	$9,346	$5,967	$8,198	$7,160	$5,848

Diluted earnings per share	$0.46	$0.30	$0.41	$0.36	$0.30
Return on average assets	1.16%	0.73%	1.02%	0.92%	0.77%
Return on average common equity	11.78%	7.50%	10.62%	9.65%	8.26%
Return on average tangible common equity	13.19%	8.43%	11.98%	10.95%	9.43%
Net interest margin (fully tax equivalent)	3.92%	4.13%	3.75%	4.04%	4.39%
Efficiency ratio	61.14%	69.52%	66.22%	63.60%	61.54%
Noninterest expenses to average assets	2.48%	3.04%	2.63%	2.62%	2.77%

CORE PERFORMANCE SUMMARY[1]
Net interest income	$25,587	$25,667	$24,865	$24,204	$23,702
Provision for loan losses	1,580	1,968	66	1,348	1,027
Noninterest income	5,839	6,438	5,926	5,983	6,201
Noninterest expense	19,068	20,170	19,347	19,468	20,384
Income before income tax expense	10,778	9,967	11,378	9,371	8,492
Income tax expense	3,647	3,264	3,926	3,108	2,867
Net income	$7,131	$6,703	$7,452	$6,263	$5,625

Diluted earnings per share	$0.35	$0.33	$0.37	$0.31	$0.28
Return on average assets	0.88%	0.82%	0.93%	0.80%	0.74%
Return on average common equity	8.99%	8.43%	9.65%	8.44%	7.94%
Net interest margin (fully tax equivalent)	3.46%	3.45%	3.41%	3.41%	3.44%
Efficiency ratio	60.67%	62.83%	62.83%	64.49%	68.17%

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except per share data)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$32,151	$34,385	$31,036	$32,309	$34,024
Total interest expense	3,106	3,569	3,592	3,567	3,658
Net interest income	29,045	30,816	27,444	28,742	30,366
Provision for portfolio loans	1,580	1,968	66	1,348	1,027
Provision (provision reversal) for purchase credit impaired loans	(3,270)	126	(1,877)	(470)	3,304
Net interest income after provision for loan losses	30,735	28,722	29,255	27,864	26,035

NONINTEREST INCOME
Wealth management revenue	1,740	1,751	1,754	1,715	1,722
Deposit service charges	1,856	1,864	1,812	1,767	1,738
Gain on sale of other real estate	20	17	114	717	683
State tax credit activity, net	674	1,392	156	207	497
Gain on sale of investment securities	23	—	—	—	—
Change in FDIC loss share receivable	(2,264)	(1,781)	(2,374)	(2,742)	(2,410)
Other income	1,534	1,609	2,990	1,741	1,692
Total noninterest income	3,583	4,852	4,452	3,405	3,922

NONINTEREST EXPENSE
Employee compensation and benefits	11,513	11,350	11,913	11,853	12,116
Occupancy	1,694	1,528	1,683	1,675	1,640
FDIC clawback	412	141	1,028	143	(111)
FHLB prepayment penalty	—	2,936	—	—	—
Facilities disposal charge	—	1,004	—	—	—
Other	6,331	7,836	6,497	6,774	7,457
Total noninterest expenses	19,950	24,795	21,121	20,445	21,102

Income before income tax expense	14,368	8,779	12,586	10,824	8,855
Income tax expense	5,022	2,812	4,388	3,664	3,007
Net income	$9,346	$5,967	$8,198	$7,160	$5,848

Basic earnings per share	$0.47	$0.30	$0.41	$0.36	$0.30
Diluted earnings per share	0.46	0.30	0.41	0.36	0.30

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
(in thousands)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
BALANCE SHEETS

ASSETS
Cash and due from banks	$56,420	$42,903	$54,113	$32,993	$35,260
Interest-earning deposits	43,913	63,093	74,999	94,736	107,691
Debt and equity investments	467,343	463,168	471,875	464,159	471,003
Loans held for sale	7,843	4,033	4,899	5,375	1,901

Portfolio loans	2,435,559	2,433,916	2,294,905	2,251,102	2,173,988
Less: Allowance for loan losses	30,288	30,185	28,800	28,422	27,905
Portfolio loans, net	2,405,271	2,403,731	2,266,105	2,222,680	2,146,083
Purchase credit impaired loans, net of the allowance for loan losses	83,163	83,693	98,318	100,965	110,159
Total loans, net	2,488,434	2,487,424	2,364,423	2,323,645	2,256,242

Other real estate not covered under FDIC loss share	2,024	1,896	2,261	7,613	10,001
Other real estate covered under FDIC loss share	3,560	5,944	8,826	12,821	14,898
Fixed assets, net	14,911	14,753	18,054	17,930	18,028
State tax credits held for sale	42,411	38,309	45,631	45,529	45,660
FDIC loss share receivable	11,644	15,866	22,039	25,508	29,781
Goodwill	30,334	30,334	30,334	30,334	30,334
Intangible assets, net	3,880	4,164	4,453	4,767	5,092
Other assets	102,578	105,116	107,683	110,031	114,060
Total assets	$3,275,295	$3,277,003	$3,209,590	$3,175,441	$3,139,951

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$680,997	$642,930	$695,804	$675,301	$612,715
Interest-bearing deposits	1,993,634	1,848,580	1,813,960	1,790,149	1,839,403
Total deposits	2,674,631	2,491,510	2,509,764	2,465,450	2,452,118
Subordinated debentures	56,807	56,807	56,807	56,807	56,807
Federal Home Loan Bank advances	6,000	144,000	120,000	153,600	130,000
Other borrowings	186,864	239,883	187,122	172,243	190,318
Other liabilities	24,884	28,562	27,143	25,777	19,259
Total liabilities	2,949,186	2,960,762	2,900,836	2,873,877	2,848,502
Shareholders' equity	326,109	316,241	308,754	301,564	291,449
Total liabilities and shareholders' equity	$3,275,295	$3,277,003	$3,209,590	$3,175,441	$3,139,951

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
LOAN PORTFOLIO
Commercial and industrial	$1,265,104	$1,270,259	$1,172,015	$1,135,069	$1,060,368
Commercial real estate	781,483	770,529	758,515	755,471	784,077
Construction real estate	138,924	144,773	123,888	137,043	121,869
Residential real estate	180,253	185,252	187,594	173,964	160,195
Consumer and other	69,795	63,103	52,893	49,555	47,479
Total portfolio loans	2,435,559	2,433,916	2,294,905	2,251,102	2,173,988
Purchase credit impaired loans	94,788	99,103	113,862	118,504	128,672
Total loans	$2,530,347	$2,533,019	$2,408,767	$2,369,606	$2,302,660

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$680,997	$642,930	$695,804	$675,301	$612,715
Interest-bearing transaction accounts	494,228	508,941	438,205	235,142	221,816
Money market and savings accounts	933,908	834,287	817,361	956,887	1,004,836
Certificates of deposit	565,498	505,352	558,394	598,120	612,751
Total deposit portfolio	$2,674,631	$2,491,510	$2,509,764	$2,465,450	$2,452,118

AVERAGE BALANCES
Portfolio loans	$2,425,962	$2,368,475	$2,280,377	$2,225,670	$2,143,449
Purchase credit impaired loans	97,201	104,732	115,709	123,476	134,466
Loans held for sale	3,560	3,703	5,400	3,735	1,978
Interest earning assets	3,047,815	2,998,467	2,943,070	2,895,982	2,848,514
Total assets	3,268,369	3,234,485	3,180,359	3,126,511	3,084,720
Deposits	2,590,961	2,501,098	2,437,444	2,411,217	2,466,260
Shareholders' equity	321,772	315,557	306,307	297,615	287,181
Tangible common equity	287,423	280,920	271,370	262,358	251,598

YIELDS (fully tax equivalent)
Portfolio loans	4.15%	4.19%	4.22%	4.23%	4.36%
Purchase credit impaired loans	20.85%	26.47%	14.67%	20.84%	26.09%
Total loans	4.79%	5.13%	4.73%	5.11%	5.64%
Securities	2.35%	2.29%	2.31%	2.32%	2.45%
Interest-earning assets	4.33%	4.60%	4.24%	4.53%	4.91%
Interest-bearing deposits	0.54%	0.56%	0.58%	0.58%	0.58%
Total deposits	0.40%	0.41%	0.42%	0.43%	0.44%
Subordinated debentures	2.15%	2.14%	2.14%	2.14%	2.69%
Borrowed funds	0.36%	0.77%	0.76%	0.77%	0.97%
Cost of paying liabilities	0.56%	0.63%	0.64%	0.65%	0.68%
Net interest margin	3.92%	4.13%	3.75%	4.04%	4.39%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except per share data)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
ASSET QUALITY[1]
Net charge-offs (recoveries)	$1,478	$582	$(311)	$831	$411
Nonperforming loans	15,143	22,244	18,212	19,287	15,508
Classified assets	63,001	77,898	81,382	83,445	78,018
Nonperforming loans to total loans	0.62%	0.91%	0.79%	0.86%	0.71%
Nonperforming assets to total assets[2]	0.52%	0.74%	0.64%	0.85%	0.81%
Allowance for loan losses to total loans	1.24%	1.24%	1.25%	1.26%	1.28%
Allowance for loan losses to nonperforming loans	200.0%	135.7%	158.1%	147.4%	179.9%
Net charge-offs (recoveries) to average loans (annualized)	0.25%	0.10%	(0.05)%	0.15%	0.08%

WEALTH MANAGEMENT
Trust assets under management	$894,456	$865,414	$857,071	$890,430	$881,047
Trust assets under administration	1,517,171	1,478,864	1,462,830	1,500,033	1,481,913

MARKET DATA
Book value per common share	$16.36	$15.94	$15.61	$15.26	$14.79
Tangible book value per common share	$14.64	$14.20	$13.85	$13.48	$12.99
Market value per share	$20.66	$19.73	$16.72	$18.06	$20.07
Period end common shares outstanding	19,935	19,838	19,785	19,765	19,706
Average basic common shares	19,934	19,858	19,838	19,824	19,521
Average diluted common shares	20,157	20,140	19,980	19,963	19,949

CAPITAL
Total capital to risk-weighted assets[3]	12.84%	13.40%	13.61%	13.63%	13.65%
Tier 1 capital to risk-weighted assets[3]	11.59%	12.14%	12.35%	12.38%	12.39%
Common equity tier 1 capital to risk-weighted assets[3]	9.74%	10.15%	10.29%	10.25%	10.22%
Tangible common equity to tangible assets	9.01%	8.69%	8.63%	8.49%	8.25%

[1] Portfolio loans only
[2] Excludes ORE covered by FDIC shared-loss arrangements, except for inclusion in total assets.
[3] Beginning with the quarter ended March 31, 2015, the implementation of revised regulatory capital guidelines under Basel III has resulted in differences in these items when compared to prior periods.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

	For the Quarter ended
(in thousands)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
CORE PERFORMANCE MEASURES
Net interest income	$29,045	$30,816	$27,444	$28,742	$30,366
Less: Incremental accretion income	3,458	5,149	2,579	4,538	6,664
Core net interest income	25,587	25,667	24,865	24,204	23,702

Total noninterest income	3,583	4,852	4,452	3,405	3,922
Less: Change in FDIC loss share receivable	(2,264)	(1,781)	(2,374)	(2,742)	(2,410)
Less (plus): Gain (loss) on sale of other real estate covered under FDIC loss share	(15)	195	(45)	164	131
Less: Gain on sale of investment securities	23	—	—	—	—
Less: Closing fee	—	—	945	—	—
Core noninterest income	5,839	6,438	5,926	5,983	6,201

Total core revenue	31,426	32,105	30,791	30,187	29,903

Provision for portfolio loans	1,580	1,968	66	1,348	1,027

Total noninterest expense	19,950	24,795	21,121	20,445	21,102
Less: FDIC clawback	412	141	1,028	143	(111)
Less: Other loss share expenses	470	544	746	834	829
Less: FHLB prepayment penalty	—	2,936	—	—	—
Less: Facilities disposal charge	—	1,004	—	—	—
Core noninterest expense	19,068	20,170	19,347	19,468	20,384

Core income before income tax expense	10,778	9,967	11,378	9,371	8,492
Core income tax expense	3,647	3,264	3,926	3,108	2,867
Core net income	$7,131	$6,703	$7,452	$6,263	$5,625

Core earnings per share	$0.35	$0.33	$0.37	$0.31	$0.28
Core efficiency ratio	60.67%	62.83%	62.83%	64.49%	68.17%
Core return on average assets	0.88%	0.82%	0.93%	0.80%	0.74%
Core return on average common equity	8.99%	8.43%	9.65%	8.44%	7.94%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN
Net interest income (fully tax equivalent)	$29,467	$31,223	$27,843	$29,133	$30,803
Less: Incremental accretion income	3,458	5,149	2,579	4,538	6,664
Core net interest income (fully tax equivalent)	$26,009	$26,074	$25,264	$24,595	$24,139

Average earning assets	$3,047,815	$2,998,467	$2,943,070	$2,895,982	$2,848,514
Reported net interest margin (fully tax equivalent)	3.92%	4.13%	3.75%	4.04%	4.39%
Core net interest margin (fully tax equivalent)	3.46%	3.45%	3.41%	3.41%	3.44%

	At the Quarter ended
(in thousands)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
TIER 1 COMMON EQUITY TO RISK-WEIGHTED ASSETS
Shareholders' equity	$326,109	$316,241	$308,754	$301,564	$291,449
Less: Goodwill	30,334	30,334	30,334	30,334	30,334
Less: Intangible assets, net of deferred tax liabilities[1]	958	4,164	4,453	4,767	5,092
Less (Plus): Unrealized gains (losses)	3,379	1,681	(233)	579	(2,623)
Plus: Qualifying trust preferred securities	55,100	55,100	55,100	55,100	55,100
Plus: Other	59	58	56	56	55
Total tier 1 capital	346,597	335,220	329,356	321,040	313,801
Less: Qualifying trust preferred securities	55,100	55,100	55,100	55,100	55,100
Less: Other[1]	23
Common equity tier 1 capital	$291,474	$280,120	$274,256	$265,940	$258,701

Total risk-weighted assets	$2,991,551	$2,760,729	$2,666,221	$2,594,016	$2,531,899

Common equity tier 1 capital to risk-weighted assets	9.74%	10.15%	10.29%	10.25%	10.22%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS
Shareholders' equity	$326,109	$316,241	$308,754	$301,564	$291,449
Less: Goodwill	30,334	30,334	30,334	30,334	30,334
Less: Intangible assets	3,880	4,164	4,453	4,767	5,092
Tangible common equity	$291,895	$281,743	$273,967	$266,463	$256,023

Total assets	$3,275,295	$3,277,003	$3,209,590	$3,175,441	$3,139,951
Less: Goodwill	30,334	30,334	30,334	30,334	30,334
Less: Intangible assets	3,880	4,164	4,453	4,767	5,092
Tangible assets	$3,241,081	$3,242,505	$3,174,803	$3,140,340	$3,104,525

Tangible common equity to tangible assets	9.01%	8.69%	8.63%	8.49%	8.25%

[1] Beginning with the quarter ended March 31, 2015, the implementation of revised regulatory capital guidelines under Basel III has resulted in differences in these items when compared to prior periods.